Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

The Joint Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (2)	2,000,000 (3)	$15.8950	$31,790,000.00	0.00014760	$4,692.20
Total Offering Amounts							$4,692.20
Total Fee Offsets							—
Net Fee Due							$4,692.20

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of The Joint Corp. (the “Registrant”) common stock, par value $0.001 per share, that may become issuable under The Joint Corp. 2024 Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s common stock as reported by the Nasdaq Stock Market LLC on May 28, 2024.

(3)	Represents shares of common stock authorized for issuance under the Plan.